EXHIBIT 99.6

OSWEGO HARBOR POWER LLC

Unaudited Financial Statements
At March 31, 2005 and December 31, 2004
and for the Three Months Ended March 31, 2005
and for the Three Months Ended March 31, 2004

OSWEGO HARBOR POWER LLC

OSWEGO HARBOR POWER LLC

BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
	(In thousands)
ASSETS
Current assets
Restricted cash	$1,417	$1,414
Accounts receivable — affiliates	34,311	3,155
Inventory	49,058	67,396
Derivative instruments valuation	—	2,383
Prepayments and other current assets	2,319	1,675
Current deferred income tax	828	—

Total current assets	87,933	76,023
Property, plant and equipment, net of accumulated depreciation of $14,490 and $11,678, respectively	241,202	243,888
Deferred Income Taxes	120	—
Intangible assets, net of accumulated amortization of $2,674 and $2,535, respectively	34,758	34,897

Total assets	$364,013	$354,808

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$543	$1,666
Other accrued liabilities	57	—
Derivative Instruments Valuation	2,077	—
Accrued station service costs	10,880	10,510
Other current liabilities	1,113	1,139

Total current liabilities	14,670	13,315
Other long-term obligations	294	287
Deferred income taxes	90,271	91,073

Total liabilities	105,235	104,675

Member’s equity	258,778	250,133

Total liabilities and member’s equity	$364,013	$354,808

The accompanying notes are an integral part of these financial statements.

OSWEGO HARBOR POWER LLC

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2005	2004
	(In thousands)
Operating Revenues
Revenues	$41,802	$32,887
Operating Costs and Expenses
Operating costs	26,699	22,566
Depreciation	2,812	2,864
General and administrative expenses	938	1,401

Income from operations	11,353	6,056
Other income, net	3	2
Interest expense	—	(7)

Income before income taxes	11,356	6,051
Income tax expense	4,534	2,421

Net income	$6,822	$3,630

The accompanying notes are an integral part of these financial statements.

OSWEGO HARBOR POWER LLC

STATEMENTS OF MEMBER’S EQUITY AND COMPREHENSIVE INCOME

					Accumulated	Total
			Member’s	Accumulated	Other	Member’s
	Member’s		Contributions/	Net Income	Comprehensive	Equity
	Units	Amount	Distributions	(Loss)	Income	(Deficit)
	(In thousands except units)
Balances at December 31, 2003 (audited)	1,000	$1	$227,189	$(427)	$—	$226,763
Deferred unrealized losses on derivatives, net	—	—	—	—	—	—
Net income	—	—	—	3,630	—	3,630
Contribution from member	—	—	2,421	—	—	2,421
Distribution to member	—	—	(1)	—	—	(1)

Balances at March 31, 2004 (unaudited)	1,000	$1	$229,609	$3,203	$—	$232,813

Balances at December 31, 2004 (audited)	1,000	$1	$246,705	$1,987	$1,440	$250,133
Deferred unrealized losses on derivatives, net	—	—	—	—	(2,689)	(2,689)
Net income	—	—	—	6,822	—	6,822
Contribution from member	—	—	4,512	—	—	4,512

Balances at March 31, 2005 (unaudited)	1,000	$1	$251,217	$8,809	(1,249)	$258,778

The accompanying notes are an integral part of these financial statements.

OSWEGO HARBOR POWER LLC

STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2005	2004
	(In thousands)
Cash flows from operating activities
Net income (loss)	$6,822	$3,630
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	2,812	2,791
Amortization of intangible assets	139	682
Deferred income taxes	22	—
Current tax expense — non-cash contribution from member	4,512	2,421
Changes in assets and liabilities
Accounts receivable— affiliates	(31,156)	(23,277)
Inventory	18,338	15,672
Prepayments and other current assets	(644)	(225)
Accounts payable – Trade	(1,011)	—
Accounts payable – Affiliate	(112)	—
Accrued station service costs and other accrued liabilities	407	802

Net cash provided by (used in) operating activities	129	2,496

Cash flows from investing activities
Decrease/ (increase) in restricted cash	(3)	(3)
Capital expenditures	(126)	—

Net cash used in investing activities	(129)	(3)

Cash flows from financing activities
Principal payments on notes payable-affiliate	—	(2,493)

Net cash (used in) provided by financing activities	—	(2,493)

Net change in cash and cash equivalents	—	—
Cash and cash equivalents
Beginning of period	—	—

End of period	$—	$—

The accompanying notes are an integral part of these financial statements.

OSWEGO HARBOR POWER LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Note 1 — General

     Oswego Harbor Power LLC, or the company is an indirect wholly owned subsidiary of NRG Energy, Inc., or NRG Energy. NRG Northeast Generating LLC, or NRG Northeast owns 100% of the Company. NRG Northeast is a wholly owned subsidiary of NRG Energy.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying unaudited interim financial statements have been prepared in accordance with the Securities and Exchange Commission’s regulations for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. The accounting policies we follow are set forth in Note 2 to the Company’s annual financial statements for the year ended December 31, 2004, as filed by NRG Energy, Inc. on Form 8-K on June 15, 2005. The following notes should be read in conjunction with such policies and other disclosures. Interim results are not necessarily indicative of results for a full year.

     In the opinion of management, the accompanying unaudited interim financial statements contain all material adjustments (consisting of normal, recurring accruals) necessary to present fairly the Company’s financial position as of March 31, 2005, the results of our operations and member’s equity for the three months ended March 31, 2005 and 2004, and our cash flows for the three months ended March 31, 2005 and 2004. Certain prior-year amounts have been reclassified for comparative purposes.

Restricted Cash

     Restricted cash consists primarily of funds held by the Company that are restricted in their use due to contractual arrangements with the New York State Department of Taxation & Finance related to automotive fuel, petroleum business and sales tax. These funds are used to pay for current operating expenses as per the contractual restrictions.

Accounting Estimates

     Management of the Company is required to make certain estimates and assumptions during the preparation of the financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

Note 3 — Accounting for Derivative Instruments and Hedging Activities

     SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149 requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and measure them at fair value each reporting period. If certain conditions are met, the Company may be able to designate derivatives as cash flow hedges and defer the effective portion of the change in fair value of the derivatives in Accumulated Other Comprehensive Income (OCI) and subsequently recognize in earnings when the hedged items impact income. The ineffective portion of a cash flow hedge is immediately recognized in income.

     For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair value of both the derivatives and the hedged items are recorded in current earnings. The ineffective portion of a hedging derivative instrument’s change in fair values will be immediately recognized in earnings.

     For derivatives that are neither designated as cash flow hedges or do not qualify for hedge accounting treatment, the changes in the fair value will be immediately recognized in earnings.

     SFAS No. 133 applies to the Company’s power sales contracts, oil contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. At March 31, 2005, the Company had various commodity contracts extending through February 2006.

OSWEGO HARBOR POWER LLC

Energy and Energy Related Commodities

     The Company is exposed to commodity price variability in electricity, emission allowances, and oil used to meet fuel requirements. In order to manage these commodity price risks, NRG Power Marketing may enter into transactions for physical delivery of particular commodities for a specific period. Financial instruments are used to hedge physical deliveries, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps.

     During the three months ended March 31, 2005 and March 31, 2004, any gain or loss the Company recognized due to ineffectiveness of commodity cash flow hedges was immaterial to the financial results.

     The Company’s earnings for the three months ended March 31, 2005 and March 31, 2004 were not impacted by changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

Accumulated Other Comprehensive Income

     The following table summarizes the effects of SFAS No. 133, as amended, on the Company’s other comprehensive income balance attributable to hedged derivatives for the three months ended March 31, 2005 and March 31, 2004:

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2005	2004
Energy Commodities Gains (Losses)
Beginning accumulated OCI balance	$1,440	$—
Unwound from OCI during period due to unwinding of previously deferred amounts	(1,440)	—
Mark to market of hedge contracts	(2,077)	—
Current year tax effect	828	—

Ending accumulated OCI balance	$(1,249)	$—

Gains\(Losses) expected to unwind from OCI during next 12 months	$(1,249)

     During the three months ended March 31, 2005, the Company reclassified gains of $1.4 million from OCI to current period earnings. This amount is recorded on the same line in the statement of operations in which the hedged item is recorded. Also during the three months ended March 31, 2005, the Company recorded losses in OCI of approximately $2.1 million related to changes in the fair values of derivatives accounted for as hedges. The net balance in OCI relating to SFAS No. 133 at March 31, 2005 was a loss of approximately $1.2 million.

 Statement of Operations

     The following table summarizes the pre-tax effects of non-hedge derivatives and derivatives that no longer qualify as hedges on the Company’s statement of operations for the three months ended March 31, 2005 and March 31, 2004, respectively:

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2005	2004
Energy Commodities Gains
Revenues	$—	$—
Operating costs	—	—

Total statement of operations impact before tax	$—	$—

Note 4 — Income Taxes

OSWEGO HARBOR POWER LLC

     The Company is included in the consolidated tax return filings as a wholly owned indirect subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal and state tax provisions, as of the earliest period presented, as if the Company had prepared separate filings. The Company’s ultimate parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent.

     A reconciliation of the U.S. statutory rate to our effective tax rate from continuing operations for the three months ended March 31, 2005 and March 31, 2004 are as follows:

	Three Months Ended		Three Months Ended
	March 31, 2005		March 31, 2004
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Income Before Income Taxes	$11,356		$6,051
Tax at 35%	3,975	35.0%	2,118	35.0%
State taxes	559	4.9%	303	5.0%

Income Tax Expense	$4,534	39.9%	$2,421	40.0%

Note 5 — Commitments and Contingencies

   Legal Issues

     The Company has been put on notice that the prior owner of Oswego Harbor Power LLC is seeking indemnification and defense in connection with several lawsuits alleging liability for damages to persons allegedly exposed to asbestos-containing materials at the plant. The prior owner alleges that the Company is liable pursuant to the terms of the April 1, 1999 Asset Sales Agreements pursuant to which the Company acquired the plant, which is disputed. To date, the prior owner has not filed suit against the Company with respect to its claim for indemnification with respect to these cases.

     Niagara Mohawk Power Corporation v. Dunkirk Power LLC, NRG Dunkirk Operations, Inc., Huntley Power LLC, NRG Huntley Operations, Inc., Oswego Harbor Power LLC and NRG Oswego Operations, Inc., Supreme Court, Erie County, Index No. 1-2000-8681 — Station Service Dispute (filed October 2, 2000). Niagara Mohawk Power Corporation (NiMo) seeks to recover damages less payments received through the date of judgment, as well as any additional amounts due and owing, for electric service provided to the Dunkirk Plant after September 18, 2000. NiMo claims that we failed to pay retail tariff amounts for utility services commencing on or about June 11, 1999, and continuing to September 18, 2000, and thereafter. NiMo alleged breach of contract, suit on account, violation of statutory duty and unjust enrichment claims. Prior to trial, the parties entered into a Stipulation and Order filed August 9, 2002, consolidating this action with two other actions against the Huntley and Oswego subsidiaries, both of which cases assert the same claims and legal theories. On October 8, 2002, a Stipulation and Order was filed staying this action pending submission to FERC of some or all of the disputes in the action. The potential loss inclusive of amounts paid to NiMo and accrued is approximately $23.2 million for all three subsidiaries.

     Niagara Mohawk Power Corporation v. Huntley Power LLC, NRG Huntley Operations, Inc., NRG Dunkirk Operations, Inc., Dunkirk Power LLC, Oswego Harbor Power LLC, and NRG Oswego Operations, Inc., Case Filed November 26, 2002 in Federal Energy Regulatory Commission Docket No. EL 03-27-000. This is the companion action to the above referenced action filed by NiMo at FERC asserting the same claims and legal theories. On November 19, 2004, FERC denied NiMo’s petition and ruled that the Huntley, Dunkirk and Oswego plants could net their service station obligations over a 30 calendar day period from the day NRG acquired the facilities. In addition, FERC ruled that neither NiMo nor the New York Public Service Commission could impose a retail delivery charge on the NRG facilities because they are interconnected to transmission and not to distribution. On April 22, 2005, FERC denied NiMo’s motion for rehearing. NiMo appealed to the U.S. Court of Appeals for the D.C. Circuit which, on May 12, 2005, ordered this appeal consolidated with several other pending station service disputes involving NiMo. As NiMo has appealed the FERC’s denial, we will not reverse any amounts accrued until such time as it is assured that our risk of loss has ceased. At this time, we cannot predict the outcome of this matter.

OSWEGO HARBOR POWER LLC

IBEW Local 97 Pension Benefits Dispute

     In January, 2002, IBEW Local 97, or the Union, the collective bargaining representative of employees at the Company, filed a grievance against us under the Local 97/NRG Collective Bargaining Agreement, or the CBA. The Union claims that we breached the CBA by the manner in which we calculated pension benefits owed to 24 retiring bargaining unit employees under the terms of the benefit formula contained in a pension plan incorporated by reference into the CBA. Six of these employees were previously employed at Oswego. The Union previously filed an unfair labor practice charge against us with the National Labor Relations Board asserting similar claims and legal theories and that charge was dismissed. The Union’s grievance was arbitrated on February 17 and 18, and on March 10, 2005. Post hearing briefing was submitted by both sides and a decision is expected by the third quarter of 2005.

Electricity Consumers Resource Council v. Federal Energy Regulatory Commission, Docket No. 03-1449.

     On December 19, 2003, the Electricity Consumers Resource Council, or ECRC, appealed to the U.S. Court of Appeals for the District of Columbia Circuit a 2003 FERC decision approving the implementation of a demand curve for the New York installed capacity, or ICAP, market. ECRC claims that the implementation of the ICAP demand curve violates section 205 of the Federal Power Act because it constitutes unreasonable ratemaking. On December 3, 2004, the Company filed a brief opposing the ECRC request.

     The Company believes that it has valid defenses to the legal proceedings and investigations described above and intends to defend them vigorously. However, litigation is inherently subject to many uncertainties. There can be no assurance that additional litigation will not be filed against NRG Energy or its subsidiaries in the future asserting similar or different legal theories and seeking similar or different types of damages and relief. Unless specified above, the Company is unable to predict the outcome these legal proceedings and investigations may have or reasonably estimate the scope or amount of any associated costs and potential liabilities. An unfavorable outcome in one or more of these proceedings could have a material impact on the Company’s financial position, results of operations or cash flows. The Company also has indemnity rights for some of these proceedings to reimburse the Company for certain legal expenses and to offset certain amounts deemed to be owed in the event of unfavorable litigation outcome.

     Pursuant to the requirements of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” and related guidance, the Company records reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. Management has assessed each of these matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may, as a result of facts arising prior to resolution of these matters or other factors, prove inaccurate and investors should be aware that such judgment is made subject to the known uncertainty of litigation.

Environmental Matters

     We are subject to a broad range of federal, state and local environmental and safety laws and regulations in the development, ownership, construction and operation of our projects. These laws and regulations generally require that we obtain governmental permits and approvals before construction or during operation of our power plants. Environmental laws have become increasingly stringent over time, particularly the regulation of air emissions from power generators. Such laws generally require regular capital expenditures for power plant upgrades, modifications and the installation of certain pollution control equipment. It is not possible at this time to determine when or to what extent additional facilities or modifications to existing or planned facilities will be required due to potential changes to environmental and safety laws and regulations, regulatory interpretations or enforcement policies. In general, future laws and regulations are expected to require the addition of emissions control equipment or the imposition of certain restrictions on our operations. We expect that future liability under, or compliance with, environmental and safety requirements could have a material effect on our operations or competitive position.

     As part of acquiring existing generating assets, the Company has inherited certain environmental liabilities associated with regulatory compliance and site contamination. Often potential compliance implementation plans are changed, delayed or abandoned due to one or more of the following conditions: (a) extended negotiations with regulatory agencies, (b) a delay in promulgating rules critical to dictating the design of expensive control systems, (c) changes in governmental/regulatory personnel, (d) changes in governmental priorities or (e) selection of a less expensive compliance option than originally envisioned.

     In response to liabilities associated with these activities, the Company establishes accruals where it is probable that it will incur environmental costs under applicable law or contracts and it is possible to reasonably estimate these costs. The Company adjusts the accruals when new remediation or other environmental liability responsibilities are discovered and probable costs become estimable, or when current liability estimates are adjusted to reflect new information or a change in the law.

OSWEGO HARBOR POWER LLC

     Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility, including an electric generating facility, may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products located at the facility and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and remediation costs incurred by the party in connection with any hazardous material releases or threatened releases. These laws impose strict (without fault) and joint and several liability. The cost of investigation, remediation or removal of any hazardous or toxic substances or petroleum products could be substantial. Although the Company has been involved in on-site contamination matters, to date, it has not been named as a potentially responsible party with respect to any off-site waste disposal matter.

     Oswego Harbor Power LLC was one of three NRG Energy facilities issued Notices of Violation for opacity exceedances and all three entered into one Consent Order with the New York State Department of Environmental Conservation, or NYSDEC. The Consent Order required the respondents to pay a collective civil penalty of $1 million which was paid in April 2004. The Order also establishes stipulated penalties (payable quarterly) for future violations of opacity requirements and a compliance schedule. NRG Energy is currently in dispute with NYSDEC over the method of calculation for any such stipulated penalties. The NRG Entities involved have recorded a reserve of $1,302,100 as of March 31, 2005. Of this amount, the Company has recorded $37,700 in a reserve as of March 31, 2005, and does not believe that the final resolution of this dispute will involve a material larger amount.

 Regulatory Matters

     On January 7, 2005, NYISO filed proposed LICAP demand curves for the following capacity years: 2005-06, 2006-07 and 2007-08. Under the NYISO proposal, the LICAP price for New York City generation would be $126 per KW-year for the capacity year 2006-07. On January 28, 2005, we filed a protest at FERC asserting the LICAP price for this period should be at least $140 per KW-year. On April 21, 2005 FERC accepted the proposed demand curves with certain revisions. It is anticipated that the capacity prices for the New York state excluding New York City and Long Island will probably increase by $1 per KW-year. The FERC’s modifications should also increase the capacity prices in New York City but the existing In-City mitigation measures will prevent us from obtaining these higher prices.

     Our New York City generation is presently subject to price mitigation in the installed capacity market. When the capacity market is tight, the price we receive is capped by the mitigation price. However when the New York City capacity market is not tight, such as during the winter season, the proposed demand curve price levels should increase our revenues from capacity sales.

 NYISO Claims

     In November 2002, NYISO notified us of claims related to New York City mitigation adjustments, general NYISO billing adjustments and other miscellaneous charges related to sales between November 2000 and October 2002. New York City mitigation adjustments totaled $11.4 million. The issue related to NYISO’s concern that NRG would not have sufficient revenue to cover subsequent revisions to its energy market settlements. As of March 31, 2005, NYISO held $3.9 million in escrow for such future settlement revisions.

Note 6 — Guarantees

     In November 2002, the Financial Accounting Standards Board, or FASB issued FASB Interpretation, or FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In connection with the adoption of Fresh Start, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of the guarantees.

     On February 4, 2005, NRG Energy redeemed and retired $375.0 million of Second Priority Notes. As a result of the retirement, the joint and several payment and performance guarantee obligations of the Company was reduced from $1,725.0 million to $1,350.0 million.

Note 7 — Related Party Transactions

OSWEGO HARBOR POWER LLC

     Effective January 1, 2005, Corporate charges for allocated overhead was discontinued. For fiscal year 2005 and future years, General and administrative expenses will consist of the Company’s expenses only. For the three months ended March 31, 2004, Corporate overhead charges included in General and administrative expenses totaled $0.4 million. The amounts paid during the three months ended March 31, 2004 reflect an overall increase in corporate level general administrative expenses. Corporate general, administrative and development expense increased during the three months ended March 31, 2004 due to higher legal fees and increased consulting costs due to NRG Energy’s Sarbanes-Oxley implementation. The method of allocating these costs remained the same from the prior years.

     For the three months ended March 31, 2005 and 2004, the Company recorded operating and maintenance costs billed from NRG Operating Services of $6.6 million and $5.5 million, respectively.

     At March 31, 2005 and December 31, 2004, the Company had an accounts receivable affiliate balance of $34.3 and $3.2 million, respectively. These balances are settled on a periodic basis and are due to or from multiple entities which are wholly owned subsidiaries of NRG Energy Inc., the parent company of NRG Northeast Generating LLC. NRG Northeast Generating LLC is the parent company of Oswego Harbor Power LLC.